UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

_____________________

Form 8-K
_____________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 18, 2009

CITIZENS FINANCIAL CORP.
(Exact name of registrant as specified in its charter)
____________________________

DELAWARE	2-96144	55-0666598
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

211 Third Street, Elkins, West Virginia		26241
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (304) 636-4095

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

The Board of Directors of Citizens Financial Corp. (“Company”), Elkins, West Virginia, has by Resolution unanimously adopted an Amendment to the Company’s Articles of Incorporation and an Agreement of Merger which, if approved by the shareholders, will have the effect of reclassifying certain company shares into the right to receive Class A Common Stock shares.  The purpose of the transaction is to reduce the number of shareholders owning the Company’s Common Stock to below 300, which will allow the Company to suspend its SEC reporting obligations.

The Amendment to the Articles of Incorporation provides for the creation of two new classes of Common Stock, a Class A Common Stock and a Class B Common Stock.  The Class A Common Stock and Class B Common Stock have rights and privileges which are different than the Common Stock rights and privileges.  These differences include a dividend preference, right of first refusal in favor of the holding company, limited voting rights and a right of conversion to Common stock in the event of a change in ownership of the corporation.

The Agreement of Merger adopted by the Board of Directors provides that the Company will merge with CFC Merger Corporation, a Delaware corporation created at the Company’s direction and whose sole reason for existence is to enter into the merger transaction, with the Company surviving the merger.  The terms of the merger are such that any Company Common Stock shares held by any shareholder who, in the aggregate, holds less than 825 Common Stock shares shall be converted into the right to receive Class A Common Stock shares on a one for one share exchange basis (subject to the receipt of a fairness opinion).  The terms of the Agreement of Merger further provide any shares held by any shareholder who, in the aggregate, holds more than 825 Common Stock shares shall remain Common Stock shares.  No Class B Common Stock will be issued in connection with the Transaction.

The Amendment to the Articles of Incorporation and the Agreement of Merger will be submitted to the Company’s shareholders for their approval at a special shareholders meeting to be held sometime this year.  All company shareholders will receive a detailed proxy statement relating to this transaction at a later date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Citizens Financial Corp.

8/18/09	/s/ Thomas K. Derbyshire

Vice President, Treasurer and
Principal Financial Officer